UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

Blink Charging Co.
(Name of Issuer)

Common Stock, par value $0.001 per share
(Title of Class of Securities)

09354A100
(CUSIP Number)

December 31, 2022
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed.
☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 09354A100	SCHEDULE 13G	Page 2 of 13

1	NAME OF REPORTING PERSON Trilantic Capital Management L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,332,133
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 2,332,133
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,332,133
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.6%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 09354A100	SCHEDULE 13G	Page 3 of 13

1	NAME OF REPORTING PERSON TCP Sema SPV LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,332,133
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 2,332,133
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,332,133
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.6%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 09354A100	SCHEDULE 13G	Page 4 of 13

1	NAME OF REPORTING PERSON Trilantic Energy Partners II Parallel (North America) L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,332,133
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 2,332,133
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,332,133
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.6%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 09354A100	SCHEDULE 13G	Page 5 of 13

1	NAME OF REPORTING PERSON Trilantic Capital Partners Associates VI L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,332,133
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 2,332,133
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,332,133
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.6%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 09354A100	SCHEDULE 13G	Page 6 of 13

1	NAME OF REPORTING PERSON Trilantic Energy Partners Associates II L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,332,133
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 2,332,133
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,332,133
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.6%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 09354A100	SCHEDULE 13G	Page 7 of 13

1	NAME OF REPORTING PERSON TCP SPV GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,332,133
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 2,332,133
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,332,133
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.6%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 09354A100	SCHEDULE 13G	Page 8 of 13

1	NAME OF REPORTING PERSON Trilantic Capital Partners Associates MGP VI LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,332,133
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 2,332,133
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,332,133
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.6%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 09354A100	SCHEDULE 13G	Page 9 of 13

ITEM 1.	(a)	Name of Issuer:

Blink Charging Co.

	(b)	Address of Issuer’s Principal Executive Offices:

605 Lincoln Road, Fifth Floor, Miami Beach, FL 33139

ITEM 2.	(a)	Name of Person Filing:

This statement is being filed on behalf of each of the following persons (each, a “Reporting Person” and, collectively, the “Reporting Persons”):

•	Trilantic Capital Management L.P. (“TCM”), the investment adviser of the Trilantic Funds and the TCP SPV;
•	TCP Sema SPV LLC (“TCP SPV”), a special purpose entity formed on behalf of Trilantic Capital Partners VI (North America)L.P., Trilantic Capital Partners VI Parallel (North America) L.P. and Trilantic Capital Partners VI Parallel II (North America) L.P. (together, the “TCP VI Funds”) and Trilantic Energy Partners II (North America) L.P. (“TEP Main Fund”);
•	Trilantic Energy Partners II Parallel (North America) L.P. (“TEP Parallel Fund” and together with TEP Main Fund, the “TEP Funds” and collectively with the TCP VI Funds, the “Trilantic Funds”)
•	Trilantic Capital Partners Associates VI L.P. (“TCP Associates”), the general partner of the TCP VI Funds;
•	Trilantic Energy Partners Associates II L.P. (“TEP Associates”), the general partner of the TEP II Funds;
•	TCP SPV GP LLC (“SPV GP”), the managing member of TCP SPV; and
•	Trilantic Capital Partners Associates MGP VI LLC (“Trilantic Associates MGP”), the general partner of TCP Associates and TEP Associates, and sole member of SPV GP.

(b) Address of Principal Business Office, or if none, Residence:

399 Park Avenue, 39th Floor, New York, NY 10022

(c) Citizenship:

Each of the Reporting Persons is a Delaware limited partnership or limited liability company

(d) Title of Class of Securities:

Common stock, par value $0.001 per share

(e) CUSIP Number:

09354A100

ITEM 3.	IF THIS STATEMENT IS FILED PURSUANT TO §240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

Not Applicable.

CUSIP No. 09354A100	SCHEDULE 13G	Page 10 of 13

ITEM 4.	OWNERSHIP.

(a) Amount beneficially owned:

See row 9 of the cover page of each Reporting Person.

(b) Percent of class:

See row 9 of the cover page of each Reporting Person. Percentage beneficial ownership is based on 50,864,965 shares of common stock outstanding, reported on the Issuer’s Form 10-Q for the period ended September 30, 2022.

(c) Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote:

See row 5 of the cover page of each Reporting Person.

(ii) Shared power to vote or to direct the vote:

See row 6 of the cover page of each Reporting Person.

(iii) Sole power to dispose or to direct the disposition of:

See row 7 of the cover page of each Reporting Person.

(iv) Shared power to dispose or to direct the disposition of:

See row 8 of the cover page of each Reporting Person.

In light of the relationships described in Item 2(a) above, for purposes of Rule 13d-5, each of the Reporting Persons may be deemed a member of a group comprised of all of the Reporting Persons. As such and in accordance with Rule 13d-5(b)(1), each Reporting Person may be deemed to own all of the equity securities of the Issuer owned by any member of such group. Notwithstanding the foregoing and in accordance with Rule 13d-4, each of the Reporting Persons disclaims beneficial ownership of the securities owned by the other Reporting Persons except to the extent of its pecuniary interest in such securities.

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☒.

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not applicable.

CUSIP No. 09354A100	SCHEDULE 13G	Page 11 of 13

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable.

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

See Item 2 above.

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP.

Not applicable.

ITEM 10.	CERTIFICATION.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

CUSIP No. 09354A100	SCHEDULE 13G	Page 12 of 13

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2023

Trilantic Capital Management L.P.

By:	/s/ Giulianna Ruiz
Name: Giulianna Ruiz
Title: General Counsel

TCP Sema SPV LLC

By:	/s/ Giulianna Ruiz
Name: Giulianna Ruiz
Title: General Counsel

Trilantic Energy Partners II Parallel (North America) L.P.

By:	Trilantic Energy Partners Associates II L.P., its general partner

By:	Trilantic Capital Partners Associates MGP VI LLC, its general partner

By:	/s/ Giulianna Ruiz
Name: Giulianna Ruiz
Title: General Counsel

Trilantic Capital Partners Associates VI L.P.

By:	Trilantic Capital Partners Associates MGP VI LLC, its general partner

By:	/s/ Giulianna Ruiz
Name: Giulianna Ruiz
Title: General Counsel

CUSIP No. 09354A100	SCHEDULE 13G	Page 13 of 13

Trilantic Energy Partners Associates II L.P.

By:	Trilantic Capital Partners Associates MGP VI LLC, its general partner

By:	/s/ Giulianna Ruiz
Name: Giulianna Ruiz
Title: General Counsel

TCP SPV GP LLC

By:	Trilantic Capital Partners Associates MGP VI LLC, its sole member

By:	/s/ Giulianna Ruiz
Name: Giulianna Ruiz
Title: General Counsel

Trilantic Capital Partners Associates MGP VI LLC

By:	/s/ Giulianna Ruiz
Name: Giulianna Ruiz
Title: General Counsel

EXHIBIT 1

JOINT FILING AGREEMENT
PURSUANT TO RULE 13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATE: February 14, 2023

Trilantic Capital Management L.P.

By:	/s/ Giulianna Ruiz
Name: Giulianna Ruiz
Title: General Counsel

TCP Sema SPV LLC

By:	/s/ Giulianna Ruiz
Name: Giulianna Ruiz
Title: General Counsel

Trilantic Energy Partners II Parallel (North America) L.P.

By:	Trilantic Energy Partners Associates II L.P., its general partner

By:	Trilantic Capital Partners Associates MGP VI LLC, its general partner

By:	/s/ Giulianna Ruiz
Name: Giulianna Ruiz
Title: General Counsel

Trilantic Capital Partners Associates VI L.P.

By:	Trilantic Capital Partners Associates MGP VI LLC, its general partner

By:	/s/ Giulianna Ruiz
Name: Giulianna Ruiz
Title: General Counsel

Trilantic Energy Partners Associates II L.P.

By:	Trilantic Capital Partners Associates MGP VI LLC, its general partner

By:	/s/ Giulianna Ruiz
Name: Giulianna Ruiz
Title: General Counsel

TCP SPV GP LLC

By:	Trilantic Capital Partners Associates MGP VI LLC, its sole member

By:	/s/ Giulianna Ruiz
Name: Giulianna Ruiz
Title: General Counsel

Trilantic Capital Partners Associates MGP VI LLC

By:	/s/ Giulianna Ruiz
Name: Giulianna Ruiz
Title: General Counsel